Exhibit 21-A

OTTER TAIL CORPORATION

Subsidiaries of the Registrant

February 29, 2016

Company	State of Organization

Otter Tail Power Company	Minnesota
Otter Tail Energy Services Company, Inc.	Minnesota
Sheridan Ridge II, LLC	Minnesota
Otter Tail Assurance Limited	Cayman Islands
Varistar Corporation	Minnesota
Northern Pipe Products, Inc.	North Dakota
Vinyltech Corporation	Arizona
T.O. Plastics, Inc.	Minnesota
IMD, Inc.	North Dakota
BTD Manufacturing, Inc.	Minnesota
Miller Welding & Iron Works, Inc.	Minnesota
Shrco, Inc.	Minnesota
ASI, Inc.	Minnesota
AEV, Inc.	Minnesota